Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO AMENDED AND RESTATED BYLAWS

OF ARADIGM CORPORATION

The first sentence of Section 19, Number of Directors, of Article IV, Board of Directors, is hereby amended as follows:

“Section 19. Number of Directors. The authorized number of directors of the corporation shall be not less than a minimum of five (5) nor more than a maximum of nine (9) (which maximum number in no case shall be greater than two times said minimum, minus one) and the number of directors presently authorized is five (5).

The undersigned has executed this certificate as of September 1, 2015.

/s/ Nancy Pecota
Nancy Pecota, Secretary